HomeStreet Reports First Quarter 2023 Results
SEATTLE – April 24, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2023. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“Our financial results continue to be adversely impacted by the now historically record velocity and magnitude of increases in short-term interest rates," said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. In light of these challenges, we have enhanced our on-balance sheet liquidity, continued to raise new deposits through promotional certificates of deposit and reduced new loan originations. Additionally, we have focused our new loan origination activity primarily on floating rate products such as commercial loans, residential construction loans and home equity loans. In February, we completed the acquisition of three branches in southern California which accounted for $322 million of deposits at the end of March. The new employees at these branches are great additions to our team and we look forward to growing our customer base in these new markets once the conversion process is complete. At March 31, 2023 our on-balance sheet liquidity was 19%, our uninsured deposits were only $1.0 billion, or 14% of total deposits, and $6.0 billion of contingent funding was available.”

“As expected, our net interest margin decreased in the first quarter due to decreases in lower cost transaction and savings deposits and overall higher funding costs. Due to the highly uncertain interest rate and economic environment going forward, we anticipate these funding cost pressures to continue, and, despite the future repricing of our loans and investment securities, we expect our net interest margin to decline somewhat for the remainder of 2023” continued Mr. Mason. “To mitigate the impact of a lower net interest margin we have continued to reduce non-essential expenses while being mindful to preserve and protect our high quality lending lines of business, preserving our ability to grow earnings once the interest rate environment stabilizes and loan pricing and volumes normalize.”

Financial Position
                    As of and for the quarter ended March 31, 2023
•Cash and cash equivalents increased to $377 million
•Uninsured deposits were $1.0 billion, approximately 14% of total deposits
•Excluding brokered deposits, total deposits increased $166 million, or 3% to $6.2 billion
•Loans held for investment increased by $60 million, or 1%
•Book value per share: $30.64
•Tangible book value per share: $27.87

Operating Results
                  First quarter 2023 compared to fourth quarter 2022
•Net income: $5.1 million compared to $8.5 million
•Earnings per fully diluted share: $0.27 compared to $0.45
•Net interest margin: 2.23% compared to 2.53%
•Return on Average Equity ("ROAE"): 3.5% compared to 6.0%
•Return on Average Tangible Equity ("ROATE"): 4.1% compared to 6.4%
•Return on Average Assets ("ROAA"): 0.22% compared to 0.36%
•Efficiency ratio: 87.2% compared to 76.2%

“Credit quality remains strong as net charge-offs in the quarter were $0.6 million and nonperforming assets remained low at 0.15% of total assets,” added Mr. Mason. “Today we do not see any meaningful credit challenges on the horizon.”

Other	•Declared and paid a cash dividend of $0.35 per share in the first quarter •Closed purchase of deposits and three branches in southern California in the first quarter of 2023

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 25, 2023, at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss first quarter 2023 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL https://www.netroadshow.com/events/login?show=60a43c9b&confId=48854 or may join the call by dialing directly at 1-833-470-1428 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 871770.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 348056.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Select Income Statement Data:
Net interest income	$49,376	$55,687	$63,018	$60,056	$54,546
Provision for credit losses	593	3,798	—	—	(9,000)
Noninterest income	10,190	9,677	13,322	13,013	15,558
Noninterest expense	52,491	50,420	49,889	50,637	54,473
Income:
Before income taxes	6,482	11,146	26,451	22,432	24,631
Total	5,058	8,501	20,367	17,721	19,951
Net income per share - diluted	0.27	0.45	1.08	0.94	1.01
Select Performance Ratios:
Return on average equity - annualized	3.5%	6.0%	13.4%	11.8%	11.6%
Return on average tangible equity - annualized (1)	4.1%	6.4%	14.2%	12.6%	12.2%
Return on average assets - annualized	0.22%	0.36%	0.91%	0.89%	1.10%
Efficiency ratio (1)	87.2%	76.2%	68.4%	68.5%	77.0%
Net interest margin	2.23%	2.53%	3.00%	3.27%	3.29%
Other data:
Full-time equivalent employees ("FTE")	920	913	935	956	962

(1)Return on average tangible equity and the efficiency ratio are non-GAAP financial measures. For a reconciliation of return on average tangible equity to the nearest comparable GAAP financial measure and the computation of the efficiency ratio see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Select Balance Sheet Data:
Loans held for sale	$24,253	$17,327	$13,787	$47,314	$59,150
Loans held for investment, net	7,444,882	7,384,820	7,175,881	6,722,382	5,826,546
Allowance for credit losses ("ACL")	41,500	41,500	37,606	37,355	37,944
Investment securities	1,477,004	1,400,212	1,311,941	1,237,957	1,083,640
Total assets	9,858,889	9,364,760	9,072,887	8,582,886	7,510,894
Deposits	7,056,603	7,451,919	6,610,231	6,183,299	6,270,535
Borrowings	1,878,000	1,016,000	1,569,000	1,458,000	273,000
Long-term debt	224,492	224,404	224,314	224,227	224,137
Total shareholders' equity	574,994	562,147	552,789	580,767	601,231
Other Data:
Book value per share	$30.64	$30.01	$29.53	$31.04	$32.15
Tangible book value per share (1)	$27.87	$28.41	$27.92	$29.37	$30.47
Total equity to total assets	5.8%	6.0%	6.1%	6.8%	8.0%
Tangible common equity to tangible assets (1)	5.3%	5.7%	5.8%	6.4%	7.6%
Shares outstanding at end of period	18,767,811	18,730,380	18,717,557	18,712,789	18,700,536
Loans to deposit ratio	106.4%	99.9%	109.3%	110.1%	94.5%
Credit Quality:
ACL to total loans (2)	0.56%	0.57%	0.53%	0.56%	0.66%
ACL to nonaccrual loans	318.1%	412.7%	306.6%	411.3%	320.3%
Nonaccrual loans to total loans	0.17%	0.14%	0.17%	0.13%	0.20%
Nonperforming assets to total assets	0.15%	0.13%	0.15%	0.13%	0.17%
Nonperforming assets	$14,886	$11,893	$13,991	$10,835	$12,581
Regulatory Capital Ratios: (3)
Bank
Tier 1 leverage ratio	8.46%	8.63%	9.15%	9.78%	10.30%
Total risk-based capital	12.37%	12.59%	12.57%	12.29%	13.23%
Company
Tier 1 leverage ratio	6.91%	7.25%	7.61%	8.38%	8.99%
Total risk-based capital	11.15%	11.53%	11.43%	11.49%	12.65%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.
(3)Regulatory capital ratios at March 31, 2023 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2023	December 31, 2022

ASSETS
Cash and cash equivalents	$377,031	$72,828
Investment securities	1,477,004	1,400,212
Loans held for sale	24,253	17,327
Loans held for investment ("LHFI") (net of allowance for credit losses of $41,500 and $41,500)	7,444,882	7,384,820
Mortgage servicing rights	109,540	111,873
Premises and equipment, net	55,333	51,172
Other real estate owned	1,839	1,839
Goodwill and other intangibles	51,862	29,980
Other assets	317,145	294,709
Total assets	$9,858,889	$9,364,760
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$7,056,603	$7,451,919
Borrowings	1,878,000	1,016,000
Long-term debt	224,492	224,404
Accounts payable and other liabilities	124,800	110,290
Total liabilities	9,283,895	8,802,613
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,767,811 and 18,730,380 shares issued and outstanding	227,293	226,592
Retained earnings	433,459	435,085
Accumulated other comprehensive income (loss)	(85,758)	(99,530)
Total shareholders' equity	574,994	562,147
Total liabilities and shareholders' equity	$9,858,889	$9,364,760

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended March 31,
(in thousands, except share and per share data)	2023	2022
Interest income:
Loans	$82,538	$52,954
Investment securities	12,763	5,966
Cash, Fed Funds and other	1,750	108
Total interest income	97,051	59,028
Interest expense:
Deposits	29,370	2,284
Borrowings	18,305	2,198
Total interest expense	47,675	4,482
Net interest income	49,376	54,546
Provision for credit losses	593	(9,000)
Net interest income after provision for credit losses	48,783	63,546
Noninterest income:
Net gain on loan origination and sale activities	2,410	8,274
Loan servicing income	3,039	3,304
Deposit fees	2,658	2,075
Other	2,083	1,905
Total noninterest income	10,190	15,558
Noninterest expense:
Compensation and benefits	29,253	32,031
Occupancy	5,738	6,365
Information services	7,145	7,062
General, administrative and other	10,355	9,015
Total noninterest expense	52,491	54,473
Income before income taxes	6,482	24,631
Income tax expense	1,424	4,680
Net income	$5,058	$19,951

Net income per share:
Basic	$0.27	$1.02
Diluted	$0.27	$1.01
Weighted average shares outstanding:
Basic	18,755,453	19,585,753
Diluted	18,771,899	19,791,913

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest income:
Loans	$82,538	$80,733	$73,329	$59,825	$52,954
Investment securities	12,763	11,466	9,014	7,379	5,966
Cash, Fed Funds and other	1,750	1,967	1,060	487	108
Total interest income	97,051	94,166	83,403	67,691	59,028
Interest expense:
Deposits	29,370	18,515	8,321	2,893	2,284
Borrowings	18,305	19,964	12,064	4,742	2,198
Total interest expense	47,675	38,479	20,385	7,635	4,482
Net interest income	49,376	55,687	63,018	60,056	54,546
Provision for credit losses	593	3,798	—	—	(9,000)
Net interest income after provision for credit losses	48,783	51,889	63,018	60,056	63,546
Noninterest income:
Net gain on loan origination and sale activities	2,410	1,488	2,647	5,292	8,274
Loan servicing income	3,039	2,682	2,741	3,661	3,304
Deposit fees	2,658	2,359	2,223	2,218	2,075
Other	2,083	3,148	5,711	1,842	1,905
Total noninterest income	10,190	9,677	13,322	13,013	15,558
Noninterest expense:
Compensation and benefits	29,253	25,970	27,341	30,191	32,031
Occupancy	5,738	6,213	6,052	5,898	6,365
Information services	7,145	8,101	7,038	7,780	7,062
General, administrative and other	10,355	10,136	9,458	6,768	9,015
Total noninterest expense	52,491	50,420	49,889	50,637	54,473
Income before income taxes	6,482	11,146	26,451	22,432	24,631
Income tax expense	1,424	2,645	6,084	4,711	4,680
Net income	$5,058	$8,501	$20,367	$17,721	$19,951

Net income per share:
Basic	$0.27	$0.45	$1.09	$0.95	$1.02
Diluted	$0.27	$0.45	$1.08	$0.94	$1.01
Weighted average shares outstanding:
Basic	18,755,453	18,726,654	18,716,864	18,706,953	19,585,753
Diluted	18,771,899	18,753,147	18,796,737	18,834,443	19,791,913

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Investment securities	$1,452,137	$1,362,861	$1,252,923	$1,134,929	$1,028,971
Loans	7,471,456	7,368,097	7,070,998	6,231,081	5,691,316
Total interest earning assets	9,050,484	8,890,221	8,436,745	7,447,008	6,786,205
Total assets	9,530,705	9,348,396	8,899,684	7,945,298	7,363,589
Deposits: Interest-bearing	5,701,701	5,227,039	4,852,515	4,563,974	4,513,613
Deposits: Noninterest-bearing	1,511,437	1,510,744	1,576,387	1,668,631	1,744,220
Borrowings	1,342,347	1,717,042	1,530,449	761,606	64,557
Long-term debt	224,435	224,345	224,259	224,167	204,553
Total interest-bearing liabilities	7,268,483	7,168,426	6,607,223	5,549,747	4,782,723

Average Yield/Rate:
Investment securities	3.78%	3.70%	3.22%	2.97%	2.68%
Loans	4.44%	4.32%	4.09%	3.82%	3.74%
Total interest earning assets	4.35%	4.24%	3.95%	3.68%	3.55%
Deposits: Interest-bearing	2.09%	1.40%	0.68%	0.25%	0.21%
Total deposits	1.65%	1.09%	0.51%	0.19%	0.15%
Borrowings	4.57%	3.93%	2.43%	1.21%	0.56%
Long-term debt	5.28%	4.96%	4.56%	4.28%	4.12%
Total interest-bearing liabilities	2.64%	2.12%	1.22%	0.55%	0.38%
Net interest rate spread	1.71%	2.12%	2.74%	3.13%	3.17%
Net interest margin	2.23%	2.53%	3.00%	3.27%	3.29%

Results of Operations

First Quarter of 2023 Compared to the Fourth Quarter of 2022

Our net income and income before taxes were $5.1 million and $6.5 million, respectively, in the first quarter of 2023, as compared to $8.5 million and $11.1 million, respectively, in the fourth quarter of 2022. The $4.7 million decrease in income before taxes was due to lower net interest income and higher noninterest expense, partially offset by a lower provision for credit losses and higher noninterest income.

Our effective tax rate was 22.0% in the first quarter of 2023 as compared to 23.7% in fourth quarter of 2022 and a statutory rate of 24.4%. Our effective tax rates were lower than our statutory rate due primarily to the benefits of tax advantaged investments. Additionally, because the benefits of our tax advantaged investments were larger in relation to our income before taxes in the first quarter of 2023 as compared to the fourth quarter of 2022, our effective tax rate was lower in the first quarter of 2023.

Net interest income was $6.3 million lower in the first quarter of 2023 as compared to the fourth quarter of 2022 primarily due to a decrease in our net interest margin from 2.53% to 2.23%. The decrease in our net interest margin was due to a 52 basis point increase in the cost of interest-bearing liabilities, which was partially offset by a 11 basis point increase in the yield on interest-earning assets. Yields on interest-earning assets increased as the yields on loan originations during the first quarter were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs and higher borrowing costs. Our cost of borrowings increased 64 basis points during the first quarter and our cost of deposits increased 56 basis points. The increases in yields on interest-earning assets and the rates paid on interest-bearing liabilities were due to the significant increases in market interest rates during 2022 and the first quarter of 2023.

A $0.6 million provision for credit losses was recorded during the first quarter of 2023 compared to a $3.8 million provision for credit losses in the fourth quarter of 2022. The provision for the first quarter of 2023 was to offset the net charge-offs realized as the overall LHFI portfolio balances only increased $60 million. The provision in the fourth quarter of 2022 was due to the growth in our loan portfolio and a $2.2 million increase in our collateral qualitative factor related to projected declines in future home prices.

The increase in noninterest income in the first quarter of 2023 as compared to the fourth quarter of 2022 was primarily due to a $1.1 million increase in single family lending gain on sale activities due to higher levels of originations of loans held for sale.

The $2.1 million increase in noninterest expense in the first quarter of 2023 as compared to the fourth quarter of 2022 was primarily due to higher compensation and benefit costs, partially offset by lower information services costs. The higher level of compensation and benefit costs was due to seasonally higher benefits costs, primarily employer taxes and 401(k) matches, and a reduction in deferred costs due to lower levels of loan production. The benefits of lower levels of staffing in our loan origination operations in the first quarter were offset by the impact of raises given during the first quarter and the employees added from the acquisition of the three branches in southern California. Information service costs decreased primarily due to the higher fourth quarter 2022 costs associated with replacement and maintenance of our automated teller machines.

First Quarter of 2023 Compared to First Quarter of 2022

Our net income and income before taxes were $5.1 million and $6.5 million, respectively, in the first quarter of 2023, as compared to $20.0 million and $24.6 million, respectively, in the first quarter of 2022. The $18.1 million decrease in income before taxes was due to a lower net interest income, a provision for credit losses and lower noninterest income, partially offset by lower noninterest expense.
Our effective tax rate during the first quarter of 2023 was 22.0% as compared to 19.0% in the first quarter of 2022 and our statutory rate of 24.4%. Our effective tax rates were lower than our statutory rate due to the benefits of tax advantaged investments. The first quarter of 2022 also benefited from reductions in taxes on income related to excess tax benefits resulting from the vesting of stock awards during the period. No such benefits were realized in the first quarter of 2023.

Net interest income in the first quarter of 2023 decreased $5.2 million as compared to the first quarter of 2022 due primarily to a decrease in our net interest margin partially offset by increases in the average balance of interest earning assets. The increase in interest-earning assets was due to loan originations and purchases of investment securities. Our net interest margin decreased from 3.29% in the first quarter of 2022 to 2.23% in the first quarter of 2023 due to a 226 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by an 80 basis point increase in the yield on interest earning assets. Yields on interest-earning assets increased as the yields on loan originations during the last 15 months were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The higher yields on our investment securities were primarily due to adjustments to yields realized from longer estimated lives of certain securities and the yields of securities purchased during the past year being higher than the yields on our existing portfolio. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. The increases in the rates paid on deposits were due to the significant increase in market interest rates over the prior year. Our average borrowings increased by $1.3 billion to fund the growth of our loan portfolio and investment securities. Our cost of borrowings increased from 56 basis points during the first quarter of 2022 to 457 basis points during the first quarter of 2023 due to the significant increase in market interest rates during the last 15 months.

A $0.6 million provision for credit losses was recorded during the first quarter of 2023 compared to a $9.0 million recovery of our allowance for credit losses in the first quarter of 2022. The provision for credit losses in the first quarter of 2023 was to offset the net charge-offs realized during the quarter. The recovery of our allowance for credit losses in first quarter of 2022 was the result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio.

The decrease in noninterest income for the first quarter of 2023 as compared to the first quarter of 2022 was due to a decrease in gain on loan origination and sale activities, which was partially offset by higher deposit fees. The $5.9 million decrease in gain on loan origination and sale activities was due to a $4.0 million decrease in single family gain on loan origination and sale activities and a $1.9 million decrease in commercial real estate and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume as a result of the effects of increasing mortgage interest rates. The decrease in commercial real estate and commercial gain on loan origination and sale activities was primarily due to an 82% decrease in the volume of loans sold as a result of increasing interest rates. The $0.6 million increase in deposit fee income was primarily due to higher early withdrawals fees.

The $2.0 million decrease in noninterest expense in the first quarter of 2023 as compared to the first quarter of 2022 was primarily due to lower compensation and benefit costs, partially offset by increases in general, administrative and other expenses. The $2.8 million decrease in compensation and benefit costs was primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations, lower staffing levels and lower bonus expense, which were partially offset by wage increases given in the first quarter of 2023 and a reduction in deferred costs due to lower levels of loan production. The increase in general, administrative and other costs was primarily due to higher FDIC fees due to our larger asset base and core deposit intangible amortization associated with the three acquired branches, which were partially offset by a reduction in legal fees due to charges related to nonrecurring costs expended on litigation activities and legal matters in the first quarter of 2022.

Financial Position

During the first quarter of 2023, we completed the purchase of three branches in southern California whereby we acquired $373 million of deposits, $21 million of loans, $5 million of fixed assets and $324 million of cash, and recorded $11 million of core deposit intangibles and $12 million of goodwill.

Excluding the impact of the acquisition noted above, during the first quarter of 2023, our total assets increased $121 million due primarily to a $304 million increase in cash, $39 million increase in loans held for investment and a $77 million increase in investment securities. Loans held for investment increased due to $325 million of originations, which were partially offset by prepayments and scheduled payments of $285 million. Excluding the impact of the acquisition noted above, during the first quarter of 2023 total liabilities increased $108 million due to an increase in borrowings, partially offset by a decrease in deposits. The $862 million increase in borrowings was used to replace higher-cost brokered deposits and increase our on-balance sheet liquidity. The decrease in deposits was due to a $561 million decrease in brokered certificates of deposit and a $345 million decrease in non-certificates of deposit balances which were partially offset by a $253 million increase in certificates of deposit balances related to our promotional products.

Loans Held for Investment ("LHFI")

(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Commercial real estate ("CRE")
Non-owner occupied CRE	$652,284	$658,085	$666,394	$711,077	$699,277
Multifamily	3,975,654	3,975,754	3,923,946	3,475,697	2,729,775
Construction/land development	607,559	627,663	590,092	569,896	528,134
Total	5,235,497	5,261,502	5,180,432	4,756,670	3,957,186
Commercial and industrial loans
Owner occupied CRE	438,147	443,363	432,114	470,259	464,356
Commercial business	392,837	359,747	361,635	393,764	387,938
Total	830,984	803,110	793,749	864,023	852,294
Consumer loans
Single family (1)	1,057,579	1,009,001	907,044	822,389	759,286
Home equity and other	362,322	352,707	332,262	316,655	295,724
Total	1,419,901	1,361,708	1,239,306	1,139,044	1,055,010
Total LHFI	7,486,382	7,426,320	7,213,487	6,759,737	5,864,490
Allowance for credit losses ("ACL")	(41,500)	(41,500)	(37,606)	(37,355)	(37,944)
Total LHFI less ACL	$7,444,882	$7,384,820	$7,175,881	$6,722,382	$5,826,546
(1)Includes $5.2 million, $5.9 million, $5.8 million, $6.5 million and $7.0 million of single family loans that are carried at fair value at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively.

Loan Roll-forward

(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Loans - beginning balance	$7,426,320	$7,213,487	$6,759,737	$5,864,490	$5,542,849
Originations and advances	345,461	611,954	914,129	1,309,883	747,238
Transfers (to) from loans held for sale	—	150	(4,677)	(1,103)	(6,731)
Payoffs, paydowns and other	(284,725)	(398,745)	(455,607)	(411,859)	(418,852)
Charge-offs and transfers to OREO	(674)	(526)	(95)	(1,674)	(14)
Loans - ending balance	$7,486,382	$7,426,320	$7,213,487	$6,759,737	$5,864,490

Loan Originations and Advances

(in thousands)	March 31, 2023 (1)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

CRE
Non-owner occupied CRE	$2,934	$406	$11,003	$39,194	$23,632
Multifamily	18,239	188,392	473,733	821,980	371,047
Construction/land development	153,458	186,313	208,057	189,827	174,770
Total	174,631	375,111	692,793	1,051,001	569,449
Commercial and industrial loans
Owner occupied CRE	7,133	21,144	11,176	21,785	20,534
Commercial business	57,698	40,648	36,144	61,286	53,959
Total	64,831	61,792	47,320	83,071	74,493
Consumer loans
Single family	67,410	128,829	118,727	118,957	70,067
Home equity and other	38,589	46,222	55,289	56,854	33,229
Total	105,999	175,051	174,016	175,811	103,296
Total loan originations and advances	$345,461	$611,954	$914,129	$1,309,883	$747,238
(1)    Includes $17.1 million and $3.4 million, respectively, of consumer loans and commercial and industrial loans purchased in our first quarter 2023 branch acquisition.

Credit Quality
As of March 31, 2023, our ratio of nonperforming assets to total assets remained low at 0.15%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.41%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

March 31, 2023
Total loans held for investment	$4,844	$1,899	$11,259	$13,047	$31,049	$7,455,333	$7,486,382
%	0.06%	0.03%	0.15%	0.17%	0.41%	99.59%	100.00%

December 31, 2022
Total loans held for investment	$4,823	$2,020	$4,372	$10,055	$21,270	$7,405,050	$7,426,320
%	0.06%	0.03%	0.06%	0.14%	0.29%	99.71%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $12.3 million and $10.6 million at March 31, 2023 and December 31, 2022, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Allowance for credit losses
Beginning balance	$41,500	$37,606	$37,355	$37,944	$47,123
Provision for credit losses	589	4,195	249	(216)	(9,223)
Recoveries (charge-offs), net	(589)	(301)	2	(373)	44
Ending balance	$41,500	$41,500	$37,606	$37,355	$37,944

Allowance for unfunded commitments:
Beginning balance	$2,197	$2,594	$2,843	$2,627	$2,404
Provision for credit losses	4	(397)	(249)	216	223
Ending balance	$2,201	$2,197	$2,594	$2,843	$2,627

Provision for credit losses:
Allowance for credit losses - loans	$589	$4,195	$249	$(216)	$(9,223)
Allowance for unfunded commitments	4	(397)	(249)	216	223
Total	$593	$3,798	$—	$—	$(9,000)

Allocation of Allowance for Credit Losses by Product Type

	March 31, 2023		December 31, 2022
(in thousands)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,608	0.40%	$2,102	0.32%
Multifamily	9,787	0.25%	10,974	0.28%
Construction/land development
Multifamily construction	1,345	1.23%	998	1.05%
CRE construction	204	1.02%	196	1.03%
Single family construction	12,525	3.82%	12,418	3.51%
Single family construction to perm	1,211	0.80%	1,171	0.74%
Total CRE	27,680	0.53%	27,859	0.53%
Owner occupied CRE	910	0.21%	1,030	0.23%
Commercial business	3,416	0.88%	3,247	0.91%
Total commercial and industrial	4,326	0.52%	4,277	0.54%
Single family	5,804	0.61%	5,610	0.62%
Home equity and other	3,690	1.02%	3,754	1.06%
Total consumer	9,494	0.72%	9,364	0.74%
Total	$41,500	0.56%	$41,500	0.57%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Loan originations
Single family loans	$72,814	$51,647	$110,011	$172,947	$238,505
Commercial and industrial and CRE loans	6,150	20,864	15,332	51,584	12,312
Loans sold
Single family loans	63,473	51,427	131,228	187,623	323,070
Commercial and industrial and CRE loans (1)	8,750	16,228	29,965	50,292	49,137
Net gain on loan origination and sale activities
Single family loans	2,218	1,158	1,778	3,949	6,169
Commercial and industrial and CRE loans (1)	192	330	869	1,343	2,105
Total	$2,410	$1,488	$2,647	$5,292	$8,274
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Single family servicing income, net:
Servicing fees and other	$3,923	$3,928	$3,986	$3,952	$3,871
Changes - amortization (1)	(1,684)	(1,899)	(2,112)	(2,515)	(3,425)
Net	2,239	2,029	1,874	1,437	446
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	(311)	124	1,989	4,323	10,303
Net gain (loss) from derivatives hedging	(81)	(309)	(2,981)	(5,317)	(10,183)
Subtotal	(392)	(185)	(992)	(994)	120
Single family servicing income	1,847	1,844	882	443	566
Commercial loan servicing income:
Servicing fees and other	2,746	2,653	3,687	5,555	4,450
Amortization of capitalized MSRs	(1,554)	(1,815)	(1,828)	(2,337)	(1,712)
Total	1,192	838	1,859	3,218	2,738
Total loan servicing income	$3,039	$2,682	$2,741	$3,661	$3,304
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Single Family MSRs
Beginning balance	$76,617	$77,811	$76,481	$72,378	$61,584
Additions and amortization:
Originations	619	581	1,453	2,295	3,916
Purchases	460	—	—	—	—
Changes - amortization (1)	(1,684)	(1,899)	(2,112)	(2,515)	(3,425)
Net additions and amortization	(605)	(1,318)	(659)	(220)	491
Change in fair value due to assumptions (2)	(311)	124	1,989	4,323	10,303
Ending balance	$75,701	$76,617	$77,811	$76,481	$72,378
Ratio to related loans serviced for others	1.40%	1.41%	1.42%	1.38%	1.31%

Multifamily and SBA MSRs
Beginning balance	$35,256	$36,819	$38,130	$39,279	39,415
Originations	137	252	517	1,188	1,576
Amortization	(1,554)	(1,815)	(1,828)	(2,337)	(1,712)
Ending balance	$33,839	$35,256	$36,819	$38,130	$39,279
Ratio to related loans serviced for others	1.77%	1.82%	1.86%	1.91%	1.93%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Deposits by Product:
Noninterest-bearing demand deposits	$1,479,428	$1,399,912	$1,547,642	$1,640,651	$1,654,229
Interest-bearing:
Interest-bearing demand deposits	496,504	466,490	514,912	590,889	591,148
Savings	323,373	258,977	275,399	302,359	309,462
Money market	2,097,055	2,383,209	2,551,961	2,679,865	2,800,215
Certificates of deposit:
Brokered deposits	885,314	1,446,528	511,920	270,160	195,162
Other	1,774,929	1,496,803	1,208,397	699,375	720,319
Total interest-bearing deposits	5,577,175	6,052,007	5,062,589	4,542,648	4,616,306
Total deposits	$7,056,603	$7,451,919	$6,610,231	$6,183,299	$6,270,535

Percent of total deposits:
Noninterest-bearing demand deposits	21.0%	18.8%	23.4%	26.5%	26.4%
Interest-bearing:
Interest-bearing demand deposits	7.0%	6.2%	7.8%	9.6%	9.4%
Savings	4.6%	3.5%	4.2%	4.9%	4.9%
Money market	29.7%	32.0%	38.6%	43.3%	44.7%
Certificates of deposit
Brokered deposits	12.5%	19.4%	7.7%	4.4%	3.1%
Other	25.2%	20.1%	18.3%	11.3%	11.5%
Total interest-bearing deposits	79.0%	81.2%	76.6%	73.5%	73.6%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Tangible book value per share
Shareholders' equity	$574,994	$562,147	$552,789	$580,767	$601,231
Less: Goodwill and other intangibles	(51,862)	(29,980)	(30,215)	(31,219)	(31,464)
Tangible shareholders' equity	$523,132	$532,167	$522,574	$549,548	$569,767

Common shares outstanding	18,767,811	18,730,380	18,717,557	18,712,789	18,700,536

Computed amount	$27.87	$28.41	$27.92	$29.37	$30.47

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$523,132	$532,167	$522,574	$549,548	$569,767
Tangible assets
Total assets	$9,858,889	$9,364,760	$9,072,887	$8,582,886	$7,510,894
Less: Goodwill and other intangibles	(51,862)	(29,980)	(30,215)	(31,219)	(31,464)
Net	$9,807,027	$9,334,780	$9,042,672	$8,551,667	$7,479,430

Ratio	5.3%	5.7%	5.8%	6.4%	7.6%

Return on average tangible equity (annualized)
Average shareholders' equity	$578,533	$565,950	$603,278	$603,664	$698,598
Less: Average goodwill and other intangibles	(30,969)	(30,133)	(30,602)	(31,380)	(31,624)
Average tangible equity	$547,564	$535,817	$572,676	$572,284	$666,974

Net income	$5,058	$8,501	$20,367	$17,721	$19,951
Adjustments (tax effected)
Amortization of core deposit intangibles	459	183	186	191	191
Tangible income applicable to shareholders	$5,517	$8,684	$20,553	$17,912	$20,142

Ratio	4.1%	6.4%	14.2%	12.6%	12.2%

Efficiency ratio
Noninterest expense
Total	$52,491	$50,420	$49,889	$50,637	$54,473
Adjustments:
State of Washington taxes	(555)	(597)	(629)	(579)	(506)
Adjusted total	$51,936	$49,823	$49,260	$50,058	$53,967

Total revenues
Net interest income	$49,376	$55,687	$63,018	$60,056	$54,546
Noninterest income	10,190	9,677	13,322	13,013	15,558
Gain on sale of branches	—	—	(4,270)	—	—
Adjusted total	$59,566	$65,364	$72,070	$73,069	$70,104

Ratio	87.2%	76.2%	68.4%	68.5%	77.0%

Effective tax rate used in computations above	22.0%	22.0%	22.0%	22.0%	22.0%

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements in this press release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, net interest margins, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (2) changes in the interest rate environment may reduce interest margins; (3) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, HomeStreet Bank (the “Bank”), through which substantially all of our operations are carried out; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) our ability to attract and retain key members of our senior management team; (6) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) the continued impact of COVID-19 on our business, employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (22) the integration of our recently acquired branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of this Company's Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.